Exhibit 99.1

[Kinder Morgan Energy Partners, L.P. Logo]
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $0.74

DECLARES 2004 CASH DISTRIBUTIONS OF $2.87, EXCEEDING BUDGET

     HOUSTON, Jan. 18, 2005 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.74 ($2.96 annualized). Payable on Feb. 14, 2005, to unitholders of record as of Jan. 31, 2005, the distribution represents a 9 percent increase over the fourth quarter 2003 cash distribution per unit of $0.68 ($2.72 annualized). In total, KMP declared cash distributions for 2004 of $2.87 per unit, up 9 percent from $2.63 per unit for 2003 and exceeding the company's published annual budget of $2.84 per unit.
     KMP reported record annual and quarterly earnings with annual income of $831.6 million, or $2.22 per limited partner unit, up 20 percent from 2003 income before a change in accounting principle of $693.9 million, or $1.98 per unit. For the fourth quarter, KMP had income of $227.3 million, or $0.59 per unit, a 24 percent increase over income of $183.7 million, or $0.51 per unit, in the fourth quarter of 2003.
     Chairman, CEO and President Richard D. Kinder said, "KMP had an outstanding year in 2004. Our stable assets generated cash flow to support distributions of more than $975 million for the year, and we increased the distribution per unit in all four quarters. We generated distributable cash flow in excess of distributions of approximately $46 million, exceeding our 2004 published annual budget of $28 million. Our success was attributable to both strong internal growth and contributions from acquisitions. We invested approximately $574 million in capital expansion projects in 2004 and also made acquisitions totaling more than $600 million."

(more)

KMP-2004 Earnings	Page 2

Overview of Business Segments

     All four of KMP's business segments reported increased earnings before DD&A for both 2004 and the fourth quarter versus comparable periods in 2003, with total segment earnings before DD&A up almost 19 percent for the year and 22 percent for the quarter.
     The Products Pipelines segment delivered an 8 percent increase in 2004 earnings before DD&A to $475.5 million, compared to $441.6 million for 2003. Fourth quarter earnings before DD&A were up over 6 percent to $121.6 million compared to the fourth quarter of 2003. "Growth in this segment was driven by contributions from the acquired Southeast terminals (which significantly exceeded our acquisition plan) and strong earnings from the Cochin pipeline system and the West Coast terminals," Kinder said. Overall segment revenues increased by about 5 percent in 2004 over 2003, primarily attributable to fees from ethanol blending at the West Coast terminals, total volume growth of almost 2 percent on Pacific and strong performance by Central Florida. The segment fell just short of its published annual budget of 9 percent growth primarily due to accruals for civil litigation and environmental reserves.
     For 2004, total refined products volumes grew 2 percent compared to 2003. Total refined products volumes were down about 1 percent in the fourth quarter due to the extended shut-in of a refinery connected to Plantation following Hurricane Ivan, but volumes on Plantation did rebound in December. Jet fuel volumes, boosted by strong military and solid commercial demand, were up nearly 6 percent for the year and relatively flat in the fourth quarter. Gasoline volumes were up 2 percent for the year and relatively flat for the quarter. Diesel volumes that were up nearly 1.5 percent through the third quarter, were down nearly 4 percent in the fourth quarter and relatively flat for the year. Gasoline and diesel volumes in the fourth quarter were impacted primarily by the refinery issue on Plantation noted previously.

(more)

KMP-2004 Earnings	Page 3

     The Natural Gas Pipelines segment produced 2004 earnings before DD&A of $410.7 million, up 10 percent from $373.4 million in 2003, and ahead of its published annual budget of 3 percent growth. Fourth quarter earnings before DD&A were up over 7 percent to $106.9 million compared to the same period the previous year. "Annual growth in this segment was attributable primarily to the Texas Intrastate Pipeline Group, which significantly outperformed its annual budget," Kinder said. In 2004, the Texas Intrastate Group successfully: continued to reduce risk in its sales business and capture incremental short term market opportunities; increased term sales by 10 percent year over year; received strong performance from capital investments; and generated incremental earnings from value added services. This segment also benefited from two months of earnings from the acquisition of TransColorado, which was effective Nov. 1, 2004. Earnings declined on Trailblazer in 2004 compared to 2003 due to lower rates that became effective Jan. 1, 2004.
     Looking ahead in this segment, KMP expects TransColorado to contribute first year distributable cash flow of approximately $35 million. "TransColorado is a very stable asset, as we have entered into long-term, fixed-price contracts for most of the pipeline's transportation capacity through 2007," Kinder said. "Growth opportunities are also positively impacting TransColorado's financial performance. TransColorado completed a significant expansion project last summer and another one is under way."
     The CO2 segment delivered 2004 earnings before DD&A of $353.5 million, up 74 percent from $203.6 million in 2003, and well ahead of its published annual budget of 58 percent growth. Fourth quarter earnings before DD&A were up 85 percent to $113.7 million compared to the fourth quarter of 2003. "The superb growth in this segment was attributable to increased oil production at both the SACROC and Yates fields, strong CO2 delivery volumes, an increase in our interest in the Yates Field to 50 percent and the third quarter purchase of the Kaston Pipeline Company (renamed the Wink Pipeline)," Kinder said.

(more)

KMP-2004 Earnings	Page 4

     KMP continues to pursue CO2 flood projects at both the SACROC and Yates fields. Average oil production at the SACROC Unit in the Permian Basin in Scurry County, Texas, increased almost 41 percent for the year. In the fourth quarter, average production was up over 39 percent to 32.2 thousand barrels per day (MBbl/d) from 23.1 MBbl/d for the comparable period in 2003. Average production in December 2004 was over 33 MBbl/d. KMP invested approximately $300 million in SACROC during 2004. Average oil production at the Yates Field, located south of Midland, Texas, increased about 3 percent for the year. In the fourth quarter, average production at Yates was up 16 percent to 21.4 MBbl/d from 18.4 MBbl/d for the same period a year ago, with average production in December of 22.5 MBbl/d.
     CO2 pipeline delivery volumes increased by 27 percent for the year. The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $25.72 for the year and $26.84 for the fourth quarter. The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $31.33 for the year and $36.33 for the fourth quarter.
     The Terminals segment reported a 9 percent increase in 2004 earnings before DD&A to $263.2 million, compared to $240.8 million in 2003, and ahead of its published annual budget of 7 percent growth. Fourth quarter earnings before DD&A were up 10 percent to $67.1 million compared to the same period the previous year. "Growth in the fourth quarter was driven by the acquisition in October of 21 terminals and two transload facilities along the Mississippi River system, which were purchased for approximately $71 million. Growth for the year was primarily attributable to record throughput at the liquids terminals on the Houston Ship Channel and higher coal and synfuel volumes at bulk terminals in the Southeast," Kinder said. Throughput at the bulk terminals increased by 19 percent in 2004 compared to 2003 and by 35 percent in the fourth quarter (including acquisitions), while throughput at the liquids terminals was up 8 percent for the year and 3 percent in the fourth quarter.

(more)

KMP-2004 Earnings	Page 5

Outlook

     In December, KMP announced it expects to declare cash distributions of $3.13 per limited partner unit for 2005. The 2005 outlook represents 9 percent growth over the declared distribution of $2.87 per unit for 2004. "We are optimistic about our chances of making accretive acquisitions in 2005, but we did not include the benefits of any acquisitions in our expectations," Kinder explained.
     The company will detail its 2005 financial plan at its annual investor conference in Houston on Tuesday, Jan. 25, and, as in previous years, will post its budget on its web site so that investors may follow Kinder Morgan's progress throughout the year. "We remain committed to transparency, and we will continue to review and explain any variances to our budget during our quarterly earnings calls," Kinder said.

Other Fourth Quarter News
•

KMP completed its purchase of nine more refined petroleum products terminals in the Southeast, increasing the company's terminal storage capacity in that region by 76 percent (to 7.7 million barrels). In total, KMP has invested about $145 million through its Products Pipelines segment to acquire 23 refined petroleum products terminals in the Southeast since December 2003.

•

KMP began service on a new 70-mile replacement common-carrier pipeline between Concord and Sacramento, Calif. The expansion project included replacing a 14-inch diameter refined petroleum products pipeline with a new 20-inch pipeline that transports gasoline, jet fuel and diesel. The project significantly increases capacity on the pipeline and provides the necessary infrastructure to meet long-term demand in this rapidly growing market.

•

KMP completed its purchase of an additional 5 percent ownership stake in the Cochin pipeline system, which transports various fuels to the mid-western United States and eastern Canada. KMP now owns approximately 50 percent of Cochin. BP continues to operate the pipeline.

•

KMP completed a successful public offering of 5.5 million common units and the underwriters purchased 575,000 additional common units that were subject to their option to cover over-allotments. All of the units were priced at $46 per common unit.

(more)

KMP-2004 Earnings	Page 6

Kinder Morgan Management, LLC

     Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.74 distribution ($2.96 annualized), payable on Feb. 14, 2005, to shareholders of record as of Jan. 31, 2005. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.
     Kinder Morgan Energy Partners, L. P. is one of the largest publicly traded pipeline limited partnerships in America in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 135 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 63 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.
     The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $25 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Tuesday, Jan. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company's fourth quarter and 2004 earnings.

     The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable

(more)

KMP-2004 Earnings	Page 7

cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors' overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

     This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in thousands except per unit amounts)
	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2004	2003	2004	2003

Revenues	$2,138,764	$1,520,195	$7,932,861	$6,624,322

Costs and Expenses
Operating expenses	1,728,470	1,194,969	6,418,363	5,385,953
Depreciation, depletion and amortization	79,003	60,438	288,626	219,032
General and administrative	44,980	41,891	170,507	150,435
Taxes, other than income taxes	21,657	15,887	81,369	62,213
	1,874,110	1,313,185	6,958,865	5,817,633
Operating Income	264,654	207,010	973,996	806,689

Other Income/(Expense)
Earnings from equity investments	21,467	24,435	83,190	92,199
Amortization of excess cost of equity investments	(1,393)	(1,393)	(5,575)	(5,575)
Interest expense	(54,351)	(47,070)	(196,172)	(182,777)
Other	3,498	5,092	5,544	9,021
Minority interest	(2,347)	(2,124)	(9,679)	(9,054)
Income before income taxes	231,528	185,950	851,304	710,503
Income tax expense	(4,264)	(2,224)	(19,726)	(16,631)
Income before change in accounting principle	227,264	183,726	831,578	693,872

Cumulative effect adj from change in accounting for asset retirement obligations	-	-	-	3,465

Net Income	$ 227,264	$ 183,726	$ 831,578	$ 697,337
	==========	==========	==========	==========

Calculation of Limited Partners' Interest in Net Income:
Income before change in accounting principle	$ 227,264	$ 183,726	$ 831,578	$ 693,872
Less: General Partner's Interest (1)	(107,241)	(86,807)	(395,092)	(326,489)

Limited Partners' Interest	$ 120,023	$ 96,919	$ 436,486	$ 367,383

Limited Partners' Interest in Change in Accounting Principle	-	-	-	3,430

Limited Partners' Interest in Net Income	$ 120,023	$ 96,919	$ 436,486	$ 370,813
	==========	==========	==========	==========

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit before change in accounting principle	$ 0.59	$ 0.51	$ 2.22	$ 1.98
	==========	==========	==========	==========
Net Income per unit	$ 0.59	$ 0.51	$ 2.22	$ 2.00
	==========	==========	==========	==========

Number of Units Used in Computation	202,526	188,740	197,038	185,494
	==========	==========	==========	==========

Additional per unit information:

Net Income before change in accounting principle	$ 0.59	$ 0.51	$ 2.22	$ 1.98
Depreciation, depletion and amortization	0.40	0.33	1.49	1.21
Sustaining capital expenditures (2)	(0.18)	(0.16)	(0.61)	(0.50)
Net income before DD&A, less sustaining capex, before chg in acctg principle	$ 0.81	$ 0.68	$ 3.10	$ 2.69
Change in Accounting Principle	-	-	-	0.02
Net income before DD&A, less sustaining capex	$ 0.81	$ 0.68	$ 3.10	$ 2.71
	==========	==========	==========	==========
Declared distribution	$ 0.74	$ 0.68	$ 2.87	$ 2.63
	==========	==========	==========	==========

Sustaining Capex	36,374	30,415	119,244	92,837

(1)	General partner's interest in net income for the twelve months ended December 2003 is $326,524 after taking into account change in accounting principle
(2)	Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in thousands)

	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2004	2003	2004	2003
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 121,573	$ 114,447	$ 475,476	$ 441,600
Natural Gas Pipelines	106,905	99,718	410,659	373,350
CO2	113,697	61,339	353,510	203,599
Terminals	67,127	60,890	263,167	240,776
Total	$ 409,302	$ 336,394	$1,502,812	$1,259,325
	=========	=========	==========	==========

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 19,332	$ 18,055	$ 74,544	$ 70,626
Natural Gas Pipelines	14,222	13,848	53,389	54,062
CO2	35,282	19,990	123,378	62,844
Terminals	11,560	9,938	42,890	37,075
Total	$ 80,396	$ 61,831	$ 294,201	$ 224,607
	=========	=========	==========	==========

Segment Earnings Contribution:
Products Pipelines	$ 102,241	$ 96,392	$ 400,932	$ 370,974
Natural Gas Pipelines	92,683	85,870	357,270	319,288
CO2	78,415	41,349	230,132	140,755
Terminals	55,567	50,952	220,277	203,701
General and Administrative	(44,980)	(41,891)	(170,507)	(150,435)
Net Debt Costs (Includes Interest Income)	(53,865)	(46,822)	(194,973)	(181,357)
Minority Interest	(2,347)	(2,124)	(9,679)	(9,054)
Loss on Early Extinguishment of Debt	(138)	-	(1,562)	-
Environmental Reserve	(312)	-	(312)	-
Cumulative Effect of Change in Accounting Principle	-	-	-	3,465
Net income	$ 227,264	$ 183,726	$ 831,578	$ 697,337
	=========	=========	==========	==========

Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended Dec. 31		Twelve Mos. Ended Dec. 31
	2004	2003	2004	2003
Products Pipelines
Gasoline	114.5	115.2	459.1	451.0
Diesel	40.7	42.3	161.7	161.4
Jet Fuel	29.4	29.3	117.8	111.3
Total Refined Product Volumes (MMBbl)	184.6	186.8	738.6	723.7
NGL's	12.8	11.6	43.9	42.2
Total Delivery Volumes (MMBbl) (1)	197.4	198.4	782.5	765.9

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	346.0	333.6	1,353.1	1,364.1
Sales Volumes (Bcf)	243.6	228.2	992.4	906.0

CO2
Delivery Volumes (Bcf) (3)	170.3	168.6	640.8	504.7
Sacroc Oil Production (MBbl/d) (4)	32.2	23.1	28.3	20.2
Yates Oil Production (MBbl/d) (4)	21.4	18.4	19.5	18.9
NGL Sales Volumes (MBbl/d) (5)	9.1	3.7	7.7	3.7
Realized Weighted Average Oil Price per Bbl (6) (7)	$ 26.84	$ 23.05	$ 25.72	$ 23.73
Realized Weighted Average NGL Price per Bbl (7)	$ 36.33	$ 23.10	$ 31.33	$ 21.77

Terminals
Liquids Leaseable Capacity (MMBbl)	36.8	36.2	36.8	36.2
Liquids Utilization %	96.6%	95.0%	96.6%	96.0%
Bulk Transload Tonnage (MMtons) (8)	19.0	16.7	67.7	61.2

(1)	Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland
(2)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and Transcolorado Transcolorado annual volumes shown for both years (acquisition date Nov 2004)
(3)	Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
(4)	Represents 100% production from the field
(5)	Net to Kinder Morgan
(6)	Includes all Kinder Morgan crude oil properties
(7)	Hedge gains/losses for Oil and NGL's are included with Crude Oil
(8)	Includes Cora, Grand Rivers and KMBT aggregate terminals; excludes operatorship of LAXT

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	December 31,	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$ -	$ 23
Other current assets	853	683
Property, Plant and Equipment, net	8,169	7,092
Investments	413	404
Deferred charges and other assets	1,118	937
TOTAL ASSETS	$ 10,553	$ 9,139
	=========	=========

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ -	$ 2
Other current liabilities	1,181	802
Long-term debt	4,722	4,317
Market value of interest rate swaps	130	121
Other	577	346
Minority interest	46	40
Partners' Capital
Accumulated Other Comprehensive Loss	(457)	(156)
Other Partners' Capital	4,354	3,667
Total Partners' Capital	3,897	3,511
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 10,553	$ 9,139
	=========	=========

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$ 4,722	$ 4,296
Total Capitalization (Excl. Accum. OCI)	$ 9,122	$ 8,002
Debt to Total Capitalization	51.8%	53.7%